Exhibit 99.1

Gener8 Maritime, Inc. Announces Second Quarter 2015 Financial Results

NEW YORK, Aug. 4, 2015 /PRNewswire/ — Gener8 Maritime, Inc. (NYSE: GNRT) (“Gener8 Maritime”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three and six months ended June 30, 2015.

Highlights — Second Quarter and July 2015

•                  Completed an Initial Public Offering in June and July resulting in gross proceeds of $236.3 million

•                  Closed General Maritime / Navig8 Crude Tankers merger on May 7, 2015

•                  Newbuilding schedule on target with first delivery scheduled for September

•                  As of July 31, 2015 delivered 14 vessels into Navig8 pools

•                  Financing plan moving forward as anticipated

Second Quarter 2015 Results Summary

The Company recorded adjusted net income of $37.0 million or $0.70 basic and $0.70 diluted earnings per share for the three months ended June 30, 2015. This excludes the following: $9.8 million relating to stock-based compensation expense, $0.02 million relating to vessel impairment and loss on disposal of vessels and vessel equipment, $0.2 million related to the closing of the Company’s office in Portugal, $6.0 million in one-time financing costs primarily due to the issuance of common shares as a commitment premium pursuant to a commitment agreement for the purchase and sale of common shares entered into in connection with the merger with Navig8 Crude Tankers and the subsequent termination of such agreement upon the IPO, and $1.0 million relating to non-cash G&A expenses other than stock-based compensation. The Company recorded an adjusted net loss of ($19.9) million or ($0.63) basic and ($0.63) diluted loss per share for the three months ended June 30, 2014. This excludes $1.2 million of goodwill impairment, $0.4 million relating to stock-based compensation expense, $6.9 million relating to vessel impairment and loss on disposal of vessels and vessel equipment, $4.2 million related to the closing of the Company’s office in Portugal, and $0.6 million relating to non-cash G&A expenses other than stock-based compensation. The increase in adjusted net income was primarily due to an increase in the Company’s net voyage revenue, which are voyage revenues minus voyage expenses, resulting from an increase in rates and a decrease in fuel costs compared to the prior year period.  Please see below for a reconciliation of net income / (loss) to adjusted net income / (loss).

Net income for the three months ended June 30, 2015 was $19.9 million or $0.38 basic and diluted earnings per share compared to a net loss of $(33.3) million or $(1.05) basic and diluted loss per share for the prior year period.

Peter Georgiopoulos, Chairman and Chief Executive Officer of Gener8 Maritime, commented, “We are pleased to report solid operating and financial results for Gener8 Maritime’s first quarterly earnings release post-IPO. The second quarter and July 2015 was an extremely exciting time for the Company as we closed the merger between General Maritime and Navig8 to create Gener8 Maritime, consummated a successful public offering resulting in $236 million of gross proceeds, and moved forward in executing our strategic plan to further our position as one of the leading international seaborne crude oil transportation service companies in the world. We are already benefiting from our strategic merger and our relationship with Navig8 Group, having delivered 14 vessels into the Navig8 pools. We expect to receive delivery of our first eco VLCC in September 2015 and are on schedule with our remaining newbuilding program. Upon completion of our newbuilding program, we believe that Gener8 Maritime’s VLCC fleet will be one of the largest in the industry based on current estimated fleet sizes. With our modern, high quality fleet of crude tankers utilizing Navig8 Group’s strong commercial platform, we are poised to drive future growth through multiple avenues.”

Voyage revenues increased by $33.2 million, or 39.8%, to $116.5 million for the three months ended June 30, 2015 compared to $83.3 million for the three months ended June 30, 2014. The increase in voyage revenues was primarily attributable to the increase in the Company’s spot market revenues by $25.4 million, or 31.4%, to $106.3 million for the three months ended June 30, 2015 compared to $80.9 million for the prior year period. The increase in spot market revenues was driven by the increase in the Company’s spot market hire rate compared to the prior year period. Also contributing to the increase in voyage revenues was an increase in the Company’s time charter revenues by $7.8 million compared to the prior year period primarily due to an increase in charter hire rates as well as the voyage revenues associated with the time chartered-in vessel obtained in connection with the merger with Navig8 Crude, which generated gross revenue of $2.8 million during the period from May 7, 2015 (merger closing date) to June 30, 2015.

Voyage expenses decreased by $21.2 million, or 36.6%, to $36.8 million for the three months ended June 30, 2015 compared to $58.0 million for the prior year period. Substantially all of the Company’s voyage expenses relate to spot charter voyages, under which the vessel owner is responsible for voyage expenses such as fuel and port costs. The decrease in the voyage expenses during the three months ended June 30, 2015 compared to the prior year period was primarily due to the decrease in fuel costs.

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs decreased by $0.2 million, or 0.9%, to $21.1 million for the three months ended June 30, 2015 compared to $21.3 million for the prior year period.

General and administrative expenses increased by $9.0 million, to $15.3 million during the three months ended June 30, 2015 compared to the prior year period, primarily due to an increase of $8.9 million in non-cash compensation associated with the granting of restricted stock units (“RSUs”) in connection with the Company’s IPO.

Adjusted EBITDA (which the Company calculated in accordance with the methodology set forth in the reconciliation tables below), for the three months ended June 30, 2015 increased by $52.9 million to $51.5 million compared to a loss of ($1.4) million for the prior year period. Please see below for a reconciliation of net income / (loss) to adjusted EBITDA.

Depreciation and amortization expenses decreased by $0.5 million, or 4.3%, to $11.0 million during the three months ended June 30, 2015 compared to $11.5 million for the prior year period.

Net interest expense decreased by $3.5 million, or 49.9%, to $3.5 million for the three months ended June 30, 2015 compared to $7.0 million for the prior year period. Such decrease was primarily attributable to an increase in the amount of capitalized interest that the Company recorded in the three months ended June 30, 2015 due to the additional 14 VLCC’s under construction owned by the Company following the merger with Navig8 Crude Tankers Inc.

Other financing costs increased by $6.0 million, to $6.0 million during the three months ended June 30, 2015 compared to $0 for the prior year period, due to the issuance of common shares as a commitment premium pursuant to a commitment agreement for the purchase and sale of common shares entered into in connection with the merger with Navig8 Crude Tankers and the subsequent termination of such agreement upon the IPO, resulting in financing costs of approximately $6.0 million.

As of June 30, 2015, the Company’s cash balance was $356.9 million, compared to $147.3 million as of December 31, 2014.

As of June 30, 2015, the Company’s net debt (calculated as total debt less cash) was $441.9 million.

As of June 30, 2015, there were 79,990,334 shares of the Company’s common stock outstanding.

First Half 2015 Results Summary

The Company recorded adjusted net income of $68.5 million or $1.59 basic and $1.59 diluted earnings per share for the six months ended June 30, 2015. This excludes the following: $10.1 million relating to stock-based compensation, $0.1 million relating to vessel impairment and loss on disposal of vessels and vessel equipment, $0.4 million related to the closing of the Company’s office in Portugal, $6.0 million in one-time financing costs primarily due to the issuance of common shares as a commitment premium pursuant to a commitment agreement for the purchase and sale of common shares entered into in connection with the merger with Navig8 Crude Tankers and the subsequent termination of such agreement upon the IPO, and $1.0 million relating to non-cash G&A expenses other than stock-based compensation. The Company recorded an adjusted net loss of $(10.3) million or $(0.37) basic and $(0.37) diluted loss per share for the six months ended June 30, 2014. This excludes $1.2 million of goodwill impairment, $0.8 million relating to stock-based compensation expense, $8.0 million relating to vessel impairment and loss on disposal of vessels and vessel equipment, $4.2 million related to the closing of the Company’s office in Portugal, and $1.3 million relating to non-cash G&A expenses other than stock-based compensation. The increase in adjusted net income was primarily due to an increase in the Company’s net voyage revenue due to increased rates and lower fuel costs compared to the prior year period. Please see below for a reconciliation of net income / (loss to adjusted net income / (loss).

Net income for the six months ended June 30, 2015 was $50.8 million or $1.18 basic and $1.18 diluted earnings per share compared to a net loss of $(25.8) million or $(0.93) basic and $(0.93) diluted loss per share for the prior year period.

Voyage revenues increased by $31.3 million, or 15.1%, to $237.9 million for the six months ended June 30, 2015 compared to $206.6 million for the six months ended June 30, 2014.  The increase was attributable to the increase in spot market revenues and time charter revenues of $19.3 million and $12.0 million, respectively, and both increases were primarily due to the increase in the charter hire rates. Also contributing to the increase in time charter revenues was the voyage revenues associated with the time chartered-in vessel obtained in connection with the merger with Navig8 Crude, which generated gross revenue of $2.8 million during the period from May 7, 2015 (merger closing date) to June 30, 2015.

Voyage expenses decreased by $44.2 million, or 34.8%, to $82.7 million for the six months ended June 30, 2015 compared to $126.9 million for the prior year period. The decrease in the voyage expenses was primarily due to the decrease in fuel costs.

Direct vessel operating expenses decreased by $1.2 million, or 2.7%, to $42.0 million for the six months ended June 30, 2015 compared to $43.2 million for the prior year period.

General and administrative expenses increased by $8.2 million during the six months ended June 30, 2015 compared to the prior year period, primarily due to an increase of $8.9 million in non-cash compensation compared to the prior year period associated with the granting of RSUs in connection with the IPO.

Adjusted EBITDA (which the Company calculates in accordance with the methodology set forth in the reconciliation tables below), for the six months ended June 30, 2015 increased 280% to $101.4 million compared to $26.7 million for the prior year period. Please see below for a reconciliation of net income / (loss) to adjusted EBITDA.

Depreciation and amortization expenses decreased by $0.7 million, or 2.9%, to $22.0 million during the six months ended June 30, 2015 compared to $22.7 million for the prior year period.

Net interest expense decreased by $3.3 million, or 23.4%, to $10.9 million for the six months ended June 30, 2015 compared to $14.3 million for the prior year period. Such decrease was primarily attributable to an increase in the amount of capitalized interest that the Company recorded in the six months ended June 30, 2015 due to the additional 14 VLCC’s under construction owned by the Company following the merger with Navig8 Crude Tankers Inc.

Other financing costs increased by $6.0 million, to $6.0 million during the six months ended June 30, 2015 compared to $0 for the prior year period, primarily due to the issuance of common shares as a commitment premium pursuant to a commitment agreement for the purchase and sale of common shares entered into in connection with the merger with Navig8 Crude Tankers and the subsequent termination of such agreement upon the IPO, resulting in financing costs of approximately $6.0 million.

Leo Vrondissis, Chief Financial Officer, commented, “Our financial results were driven by what we believe to be a tightly balanced tanker market resulting in strong spot rates. We are pleased to have completed our transformative merger in May and our IPO in June. We look forward to utilizing our dynamic platform and balance sheet to grow our Company and maximize shareholder value.”

Gener8 Fleet

As of July 31, 2015, Gener8 Maritime’s fleet was comprised of 47 tankers, including one time chartered-in VLCC and 46 owned vessels comprised of 25 vessels on the water, consisting of 7 VLCC’s 11 Suezmax vessels, 4 Aframax vessels, 2 Panamax vessels and 1 Handymax product carrier, with an aggregate carrying capacity of 4.8 million deadweight tons (“DWT”), and 21 “eco” VLCC newbuildings with expected deliveries from September 2015 through February 2017. These newbuildings are expected to more than double the Company’s owned fleet capacity to 10.8 million DWT, based on the contractually-guaranteed minimum DWT of newbuild vessels. As of July 31, 2015, six of the Company’s VLCC vessels (including a time chartered-in vessel) were deployed in Navig8 Group’s VL8 Pool, four of the Company’s Suezmax vessels were deployed in Navig8 Group’s Suez8 pool and all four of the Company’s Aframax vessels were deployed in the Navig8 Group’s V8 Pool.

The Company expects to deliver five of its remaining Suezmax vessels to the Suez8 pool in August 2015, an additional two Suezmax vessels to the Suez8 Pool in September 2015 (after they complete scheduled drydocking), and each of the newbuilding VLCC’s into the VL8 Pool as they deliver.

The vessels TCE earnings are outlined the chart below:

Gener8 Maritime Average TCE Earnings	Q2 2015	Q2 2014	H1 2015	H1 2014
VLCC
Average Spot TCE	$40,900	$14,067	$42,677	$19,149
Average Time Charter Rate	$37,440		$37,533

SUEZMAX
Average Spot TCE	$36,945	$8,330	$37,062	$16,757
Average Time Charter Rate	$18,919	$18,073	$18,955	$18,449

AFRAMAX
Average Spot TCE	$35,783	$14,856	$31,946	$22,583

PANAMAX
Average Spot TCE	$21,807	$17,161	$24,732	$17,601

HANDYMAX
Average Spot TCE	$20,867	$4,980	$20,171	$8,900

The average daily spot TCE rates obtained by the Company’s VLCC fleet was $40,900 for the three months ended June 30, 2015 and $42,677 for the six months ended June 30, 2015. During the three months ended June 30, 2015, the Company completed its planned reduction in the number of third-party technical managers utilized by the Company. As is customary in connection with technical manager transitions, the Company was required to reestablish previously obtained vetting approvals for 5 of its 6 spot VLCCs, and took voyages for these vessels at unfavorable rates during this process. These voyages allowed the Company to obtain new approvals after the completion of the required SIRE discharge inspection under the new technical manager. Excluding these voyages, our spot VLCC fleet would have earned an average daily spot TCE rate of $58,691 for the three months ended June 30, 2015 and $49,456 for the six months ended June 30, 2015.

During the three months ended June 30, 2015, we had three vessels on time charter contracts, two VLCCs and one Suezmax, as outlined in the Fleet Profile table below.

Fleet Update

The following table provides information regarding the Company’s vessels on the water assuming the Company’s spot VLCC, Suezmax and Aframax vessels are fully delivered into Navig8 Group pools:

Gener8 Maritime Fleet Profile

Type	Vessel Name	DWT	Employment (1)

VLCC	Gener8 Atlas	306,005	VL8 Pool
VLCC	Gener8 Hercules	306,543	VL8 Pool
VLCC	Gener8 Poseidon	305,795	VL8 Pool
VLCC	Gener8 Ulysses	318,695	VL8 Pool
VLCC	Gener8 Victory	312,640	Time Charter (2)
VLCC	Gener8 Vision	312,679	Time Charter (2)
VLCC	Gener8 Zeus	318,325	VL8 Pool
Suezmax	Gener8 Argus	159,999	Suez8 Pool
Suezmax	Gener8 George T	149,847	Suez8 Pool
Suezmax	Gener8 Harriet G	150,296	Suez8 Pool
Suezmax	Gener8 Horn	159,475	Suez8 Pool
Suezmax	Gener8 Kara G	150,296	Suez8 Pool
Suezmax	Gener8 Maniate	164,715	Suez8 Pool
Suezmax	Gener8 Orion	159,992	Suez8 Pool
Suezmax	Gener8 Phoenix	153,015	Suez8 Pool
Suezmax	Gener8 Spartiate	164,925	Suez8 Pool
Suezmax	Gener8 Spyridon	159,999	Suez8 Pool
Suezmax	Gener8 St. Nikolas	149,876	Suez8 Pool (3)
Aframax	Gener8 Daphne	106,560	V8 Pool
Aframax	Gener8 Defiance	105,538	V8 Pool
Aframax	Gener8 Elektra	106,560	V8 Pool
Aframax	Gener8 Pericles	105,674	V8 Pool
Panamax	Gener8 Companion	72,749	Spot
Panamax	Gener8 Compatriot	72,749	Spot
Handymax	Gener8 Consul	47,400	Spot
VLCC	Nave Quasar	297,376	VL8 Pool (4)
Vessels on the Water Total		4,817,723

(1) Actual delivery of certain vessels into Navig8 Group pools is not expected to be completed until September 2015

(2) Gener8 Victory and Vision on Time charter through January and February 2016, respectively, at $38,000/day gross TCE with an option year at $46,000/day gross TCE

(3) Gener8 St. Nikolas was on time charter through July 2015 at $19,750/day gross TCE, and was delivered into the Suez8 Pool on August 2, 2015

(4) Nave Quasar is time chartered-in to our fleet pursuant to a time charter acquired through the May 7, 2015 merger and anticipated to expire in February 2016. Its time chartered-in rate is $26,400/day plus a 50/50 profit share over $30,000/day on net pool earnings

The Company believes it is uniquely positioned to benefit from the near-term delivery of its VLCC newbuildings shown in the table below.

Gener8 MaritimeNewbuilding VLCC Details

Vessel Name	Yard	Expected Delivery Date
Gener8 Neptune	DSME	Sep-15
Gener8 Strength	SWS	Oct-15
Gener8 Athena	DSME	Oct-15
Gener8 Supreme	SWS	Oct-15
Gener8 Apollo	DSME	Jan-16
Gener8 Ares	DSME	Jan-16
Gener8 Success	SWS	Jan-16
Gener8 Hera	DSME	Feb-16
Gener8 Nautilus	HHI	Mar-16
Gener8 Andriotis	SWS	Mar-16
Gener8 Constantine	HHI	May-16
Gener8 Macedon	HHI	Jul-16
Gener8 Hector	HHI	Jul-16
Gener8 Chiotis	SWS	Jul-16
Gener8 Oceanus	HHI	Aug-16
Gener8 Perseus	HHI	Sep-16
Gener8 Noble	HHI	Oct-16
Gener8 Theseus	HHI	Nov-16
Gener8 Miltiades	SWS	Nov-16
Gener8 Nestor	HHI	Dec-16
Gener8 Ethos	HHI	Feb-17

Financial Information

GENER8 MARITIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2015 AND DECEMBER 31, 2014

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	June 30,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$356,936	$147,303
Restricted cash	—	660
Due from charterers, net	58,553	50,007
Due from Navig8 pools, net	4,658	—
Prepaid expenses and other current assets	30,266	32,692
Total current assets	450,413	230,662

NONCURRENT ASSETS:
Vessels, net of accumulated depreciation of $128,583 and $109,235, respectively	795,572	814,528
Vessels under construction	766,455	257,581
Other fixed assets, net	3,625	2,985
Deferred drydock costs, net	15,018	14,361
Deferred financing costs, net	1,893	1,805
Working capital at Navig8 pools	3,750	—
Restricted cash	1,423
Goodwill	27,131	27,131
Other assets	9,928	11,872
Total noncurrent assets	1,624,795	1,130,263
TOTAL ASSETS	$2,075,208	$1,360,925

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Long-term debt, current portion	$29,528	$—
Accounts payable and accrued expenses	36,458	52,770
Total current liabilities	65,986	52,770
NONCURRENT LIABILITIES:
Long-term debt	769,264	790,835
Other noncurrent liabilities	204	171
Total noncurrent liabilities	769,468	791,006
TOTAL LIABILITIES	835,454	843,776
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
New common stock, $0.01 par value per share; authorized 225,000,000 shares; issued and outstanding 79,990,334 shares at June 30, 2015	800	—
Class A common stock, $0.01 par value per share; authorized 50,000,000 shares; issued and outstanding 11,270,196 shares at December 31, 2014	—	113
Class B common stock, $0.01 par value per share; authorized 30,000,000 shares; issued and outstanding 22,002,998 shares at December 31, 2014	—	220
New preferred stock, $0.01 par value per share; authorized 25,000,000 shares; issued and outstanding 0 shares at June 30, 2015	—	—
Preferred stock, $0.01 par value per share; authorized 5,000,000 shares; issued and outstanding 0 shares at December 31, 2014	—	—
Paid-in capital	1,480,505	809,477
Accumulated deficit	(242,170)	(292,990)
Accumulated other comprehensive income	619	329
Total shareholders’ equity	1,239,754	517,149
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,075,208	$1,360,925

GENER8 MARITIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2015 AND 2014

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended June 30,
	2015	2014

VOYAGE REVENUES:
Voyage revenues	$112,268	$83,325
Navig8 voyage revenues	4,212	—

Total voyage revenues	116,480	83,325

OPERATING EXPENSES:
Voyage expenses	36,782	57,991
Direct vessel operating expenses	21,147	21,348
Navig8 charterhire and expenses	2,599	—
General and administrative	15,320	6,295
Depreciation and amortization	11,011	11,507
Goodwill impairment	—	1,249
Loss on impairment of vessel held for sale	—	6,300
Loss on disposal of vessel equipment	16	623
Closing of Portugal office	169	4,221

Total operating expenses	87,044	109,534

OPERATING INCOME (LOSS)	29,436	(26,209)

OTHER EXPENSES:
Interest expense, net	(3,513)	(7,008)
Other financing costs	(6,040)	—
Other income (expense), net	18	(67)
Total other expenses	(9,535)	(7,075)
NET INCOME (LOSS)	$19,901	$(33,284)

INCOME (LOSS) PER COMMON SHARE:
Basic	$0.38	$(1.05)
Diluted	$0.38	$(1.05)

GENER8 MARITIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the Six Months Ended June 30,
	2015	2014

VOYAGE REVENUES:
Voyage revenues	$233,670	$206,607
Navig8 voyage revenues	4,212	—

Total voyage revenues	237,882	206,607

OPERATING EXPENSES:
Voyage expenses	82,676	126,875
Direct vessel operating expenses	42,044	43,195
Navig8 charterhire and expenses	2,599	—
General and administrative	19,944	11,773
Depreciation and amortization	22,010	22,676
Goodwill impairment	—	1,249
Loss on impairment of vessel	—	6,300
Loss on disposal of vessels and vessel equipment	147	1,735
Closing of Portugal office	361	4,221

Total operating expenses	169,781	218,024

OPERATING INCOME (LOSS)	68,101	(11,417)

OTHER EXPENSES:
Interest expense, net	(10,940)	(14,274)
Other financing costs	(6,040)	—
Other expense, net	(301)	(132)
Total other expenses	(17,281)	(14,406)
NET INCOME (LOSS)	$50,820	$(25,823)

INCOME (LOSS) PER COMMON SHARE:
Basic	$1.18	$(0.93)
Diluted	$1.18	$(0.93)

Reconciliation Tables

EBITDA represents net income (loss) plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table below, which represent certain non-cash items and one-time items that the Company’s believes are not indicative of the ongoing performance of its core operations. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash and one-time items. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this press release because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (GAAP), and should not be considered as alternatives to net income, operating income, cash flow from operating activity or any other indicator of a company’s operating performance or liquidity required by GAAP. The definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to those used by other companies. These definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments. Set forth below is the EBITDA, Adjusted EBITDA and Adjusted Net Income reconciliation:

Reconciliation Tables

Please see below for a reconciliation of the following adjusted amounts to Net Income / (Loss)

	Three Months Ended		Six Months Ended
	Jun-15	Jun-14	Jun-15	Jun-14
Net Income / (Loss)	$19,901	$(33,284)	$50,820	$(25,823)

+ Goodwill Impairment	$—	$1,249	$—	$1,249
+ Stock-based compensation expense	9,822	405	10,064	801
+ Vessel Impairment / Loss on disposal of vessels and vessel equipment	16	6,923	147	8,035
+ Closing of Portugal office	169	4,221	361	4,221
+ Other financing costs	6,040	—	6,040	—
+ Non-cash G&A expenses, excluding stock-based compensation expense	1,015	580	1,015	1,255
Net Income / (Loss), adjusted	$36,963	$(19,906)	$68,447	$(10,262)

Weighted average shares outstanding, basic, in thousands	52,919	31,694	43,150	27,666
Weighted average shares outstanding, diluted, in thousands	52,940	31,694	43,161	27,666

Basic net income / (loss) per share, adjusted	$0.70	$(0.63)	$1.59	$(0.37)
Diluted net income / (loss) per share, adjusted	$0.70	$(0.63)	$1.59	$(0.37)

Please see below for a reconciliation of the following adjusted amounts to EBITDA

	Three Months Ended		Six Months Ended
	Jun-15	Jun-14	Jun-15	Jun-14
Net Income / (Loss)	$19,901	$(33,284)	$50,820	$(25,823)
+ Interest expense, net	3,513	7,008	10,940	14,274
+ Depreciation and amortization	11,011	11,507	22,010	22,676
EBITDA	$34,425	$(14,769)	$83,770	$11,127

+ Goodwill Impairment	$—	$1,249	$—	$1,249
+ Stock-based compensation expense	9,822	405	10,064	801
+ Vessel Impairment / Loss on disposal of vessels and vessel equipment	16	6,923	147	8,035
+ Closing of Portugal office	169	4,221	361	4,221
+ Other financing costs	6,040	—	6,040	—
+ Non-cash G&A expenses, excluding stock-based compensation expense	1,015	580	1,015	1,255
EBITDA, adjusted	$51,487	$(1,391)	$101,397	$26,688

Conference Call Information

A conference call to discuss the results will be held tomorrow, August 5, 2015 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-3982, or for international callers, 1-201-493-6780, and requesting to be joined into the Gener8 Maritime call. A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-

877-870-5176, or for international callers, 1-858-384-5517. The pass code for the replay is 13615124. The replay will be available until August 12, 2015.

A live webcast of the conference call will also be available under the investor relations section at www.gener8maritime.com. The Company plans to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About Gener8 Maritime

Gener8 Maritime has a fully-delivered fleet of 47 vessels, including one time-chartered-in VLCC. Gener8’s owned fleet is comprised of 21 VLCC newbuildings and 25 vessels on the water consisting of 7 VLCCs, 11 Suezmaxes, four Aframaxes, two Panamax tankers, and one Handymax tanker, with a total carrying capacity of over 11.1 million deadweight tons, and average age on a DWT basis of less than 6 years upon delivery of the newbuildings. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, which are based on management’s current expectations and observations. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the Company’s significant customers; (ii) the failure of the Company’s significant customers, pool managers or technical managers to perform their obligations owed to the Company; (iii) the loss or material downtime of significant vendors and service providers; (iv) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (v) changes in demand; (vi) a material decline or prolonged weakness in rates in the tanker market; (vii) changes in production of or demand for oil and petroleum products, generally or in particular regions; (viii) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (ix) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (x) actions taken by regulatory authorities; (xi) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xii) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xiii) changes in the typical seasonal variations in tanker charter rates; (xiv) changes in the cost of other modes of oil transportation; (xv) changes in oil transportation technology; (xvi) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xvii) changes in general political conditions; (xviii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xix) changes in the itineraries of the Company’s vessels; (xx) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxi) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels and contemplated financing arrangements; (xxii) financial market conditions; (xxiii) sourcing, completion and funding of financing on acceptable terms; (xxiv) the Company’s ability to comply with the covenants and conditions under the Company’s debt obligations; (xxv) any negative perception of the Company’s Chapter 11 bankruptcy reorganization in 2012 by investors, customers or other counterparties; (xxvi) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s prospectus dated June 24, 2015, filed with the SEC pursuant to rule 424(b) of the Securities Act on June 25, 2015, which are accessible on the SEC’s website at www.sec.gov and which may be obtained by contacting the Company’s investor relations department via the Company’s website www.gener8maritime.com; and (xxvii) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies. Gener8 Maritime, Inc. does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, or otherwise.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

+1 (212) 763-5633

ir@gener8maritime.com